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January 11, 1999



John Wehrli
1879 Springer Road #B
Mountain View, CA 94040

Dear John:

We are pleased to extend you an offer of employment with Trega Biosciences, Inc (the "Company"). This letter shall serve to clarify the terms and conditions of the job we are offering you.

We are offering you a position as Senior Director, Legal Affairs reporting to Michael Grey, President & Chief Executive Officer. Your employment will begin Monday, February 1, 1999 with an exempt monthly salary of $12,500.(1) Trega will also pay reasonable moving expenses incurred with the relocation of your household goods to San Diego to include: 1) shipment of household goods and one vehicle, 2) temporary housing in San Diego, CA for 30-60 days, 3) one-way airfare from San Francisco to San Diego, CA. Trega will also extend a loan to you in the amount of $120,000 which will be secured by vested Trega stock. The loan will be offered at the lowest interest rate available based on the signing date of this offer letter and will be due 24 months from signing. Should your employment relationship with Trega end, you will be required to repay the Company for the remaining balance plus accrued interest within six
(6) months. Furthermore, Trega will pay directly to Cooley Godward, the reimbursement costs for your legal education, which we approximate to be $13,000.

In addition to your base compensation, you will be eligible to participate in an attractive bonus award program. Although the details of the Company program have not been finalized be assured that you will receive a bonus appropriate to your position and based on the company's financial performance.

You will be eligible to participate in the Company's health-care benefit plans on your date of hire and in the Company's 401 (k) Retirement Plan during the first enrollment period following 90 days after your hire date. You will begin accruing vacation at a rate of 10 days per year, with an additional day of vacation for every year of service, which you will be eligible to take after six (6) months of employment with the Company. Subject to the approval of the Compensation Committee, you will be granted an option to acquire 60,000 shares of stock. The option is subject to the terms of the Option Agreement and the 1996 Stock Incentive Plan.

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(1) Please be advised that this offer is contingent on your completing an I-9 form and submitting support information regarding your right to work in the United States within three days of hire.


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John Wehrli
January 11, 1999
page 2



You will not be required to sign an additional Confidentiality Agreement, as the existing Agreement still applies.

You acknowledge and agree that in accordance with California law, your employment with the Company is "at will" and that you understand that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice. The Company also reserves the right to make personnel decisions regarding your employment, including but not limited to discussions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination consistent with the needs of the business.

You further and the Company further agree that all disputes, claims or causes of action arising out of or relating to your employment or its termination, shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and bind remedy (Exhibit B received with NaviCyte offer).

John, we look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Sincerely,


/s/ Susan M. Hanan
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Susan Hanan,
Vice President Organizational & Strategic Development


                                   ACKNOWLEDGMENT

I agree to the terms and conditions of employment set forth in this letter.

/s/ John E. Wehrli                             1/12/99
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John Wehrli                             Date